EXHIBIT 99.1

CSW Industrials Announces James E. Perry to Become Executive Vice President and
Chief Financial Officer

Dallas, Texas – April 21, 2020 – CSW Industrials, Inc. (Nasdaq: CSWI) today announced that James E. Perry will become Executive Vice President and Chief Financial Officer following the issuance of the Company’s Annual Report on Form 10-K for the year ended March 31, 2020. To ensure a seamless transition, Mr. Perry will assist the Company in a consulting capacity until he assumes the CFO role. Gregg Branning, the current CSW Industrials CFO, will depart the Company at the end of May 2020 after four years of dedicated service.

Joseph B. Armes, CSWI Chairman, Chief Executive Officer, and President commented, “I am pleased to welcome James to our executive leadership team as we focus on the next phase as a public company, including organic and external growth opportunities. He is an experienced and strategic leader with an impressive, demonstrated track record of driving financial results and growth across complex organizations. James’ financial expertise and capital markets experience are valuable assets for our team, as all of us at CSWI continue to work together to grow our business and serve our customers with leading products and services.”

Mr. Perry most recently served as CFO of Trinity Industries, a publicly held, diversified industrial company, from 2010 to 2019. Prior to his role as CFO, Perry held various roles of increasing responsibility at Trinity, including in Finance and Treasury. Prior to that, he was a senior financial executive at RMH Teleservices, including serving as CFO. Perry began his career at JP Morgan Chase & Co. in the investment banking division, spent time in a consulting group at Ernst & Young LLP, and is a 1993 graduate of Baylor University.

Armes added, “On behalf of CSWI, I want to thank Gregg for his leadership and contributions to the success of our Company, especially during our very formative, early years as a public company. I wish him well in his future endeavors.”

About CSW Industrials
CSWI is a diversified industrial growth company with well-established, scalable platforms and domain expertise across two segments: Industrial Products and Specialty Chemicals. CSWI's broad portfolio of leading products provides performance optimizing solutions to its customers. CSWI's products include mechanical products for heating, ventilation, air conditioning, and refrigeration ("HVAC/R") applications, sealants, and high-performance specialty lubricants. Markets that CSWI serves include: HVAC/R, architecturally-specified building products, general industrial, plumbing, rail, energy, and mining. For more information, please visit www.cswindustrials.com.

Investor Relations
Adrianne D. Griffin
Vice President Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com